Exhibit 3.13

CERTIFICATE OF INCORPORATION
OF
B C SYSTEMS, INC.
1.The name of the corporation is B C SYSTEMS, INC.
2.    The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
3.    The nature of the business or purposes to be conducted or promoted is:
To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
To engage in all aspects of the cattle business, including without limitation, to acquire, breed, raise, retain, buy, pasture, graze, feed, prepare for market, sell, and contract for livestock of all kinds, and for the performance of such other acts incident and supplementary thereto.
To engage in the growth, production, sale and processing of citrus, grapes and other farm products; to grade, develop and prepare land for the development of farm products: to purchase, plant and maintain farm products; and for the performance of such other acts incident and supplementary thereto.
To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.
To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.
To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States, any state of-the United States, or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.
To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock,: or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.
To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.
To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the corporation’s property and assets, or any interest therein, wherever situated.
In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.
The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no way limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the business and purposes of this article shall be regarded as independent business and purposes.
4.    The total number of shares of stock which the corporation shall have authority to issue is twenty thousand (20,000); all of such shares shall be without par value.
The designations, and the powers, preferences, limitations or restrictions thereof are as follows:
(a)    Preferred Stock. The preferred stock may be issued from time to time in one or more series in any manner permitted by law, as determined from time to time by the board of directors and stated in the resolution or resolutions providing for the issuance of such stock pursuant to authority vested in it, each series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number or title. The voting powers, if any, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series of preferred stock may be similar to or may differ from those of any other series. The board of directors is hereby expressly granted authority to the fullest extent permitted by law to fix from time to time before the issuance thereof, the number of shares in each series of preferred stock, the voting rights, if any, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of or pertaining to the shares in each such series, including, but without limiting the generality of the foregoing, the following:
(i)    The number of shares to constitute such series (which number may at any time, or from time to time, be increased by providing that any unissued shares of preferred stock shall constitute part of such series, or may at any time, or from time to time, be decreased not below the number of shares thereof then outstanding by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof);
(ii)    The dividend rate, if any, on the shares of such series, whether or not dividends on the shares of such series shall be cumulative, and the date of dates, if any; from which dividends thereon shall be cumulative;
(iii)    Whether or not the shares of such series shall be redeemable, and, if redeemable, the date or dates upon or after which they shall be redeemable, the amount per share (which shall be, in the case of each share, not less than its preference upon involuntary liquidation, plus an amount equal to all dividends thereon accrued and unpaid, whether or not earned or declared) payable thereon in the case of the redemption thereof, which amount may vary at different redemption dates or otherwise as permitted by law;
(iv)    The right, if any, of holders of such series to convert the same into, or exchange the same for common stock or other stock as permitted by law, and the terms and conditions of such conversion or exchange, as well as provisions for adjustment of the conversion rate in such events as the board of directors shall determine;
(v)    The amount per share payable on the shares of such series upon the voluntary and involuntary liquidation, dissolution or winding up of the corporation;
(vi)    Whether the holders of shares of such series shall have voting power, full or limited, in addition to the voting powers provided by law, and in case additional voting powers are accorded to fix the extent thereof; and

(vii)    Generally to fix the other rights and privileges and any qualifications, limitations or restrictions of such rights and privileges of such series, provided, however, that no such rights, privileges, qualifications, limitations or restrictions shall be in conflict with the Restated Certificate of Incorporation of the corporation or with the resolution or resolutions adopted by the board of directors, as hereinabove provided, providing for the issues of any series for which there are shares then outstanding.
All shares of preferred stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of preferred stock of all series need not be of equal rank and any series may differ from any other series with respect to any one or more of the voting powers, designations, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions which may be fixed by the board of directors.
(b)    Common Stock. Subject to the voting powers, designations, preferences and relative, participating option or other rights, if any, the qualifications, limitations and restrictions with respect to each class or series thereof of the authorized shares of the corporation having any preference or priority over the common stock, the holders of the common stock shall have and possess all rights appertaining to authorized shares of the corporation.
(c)    Preemptive Rights, No holder of shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or receive any part of any new or additional shares of any class, whether now or hereafter authorized, or of bonds, debentures, or other evidences of indebtedness convertible into or exchangeable for shares, but all such new or additional shares of any class, or bonds, debentures, or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the board of directors on such terms and for such consideration, so far as may be permitted by law. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote.
5.    The corporation is to have perpetual existence.
6.    In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:
To make, alter or repeal the by-laws of the corporation.
To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.
When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.
7.    [Intentionally Omitted.]
8.    Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.
9.    Any officer or agent may be removed by the board of directors whenever in its sole judgment the best interests of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.
10.    The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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